Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
MDonovan@HealthExtras.com
HealthExtras, Inc.
(301) 548-2900

H.E.R.E.I.U. Welfare Funds Has Selected Catalyst Rx

To Provide Pharmacy Benefit Management Services

Three-Year Agreement to Cover as Many as 225,000 Participants

ROCKVILLE, MD, March 15, 2006 – HealthExtras, Inc. (NASDAQ: HLEX) – announced today that its pharmacy benefit management division, Catalyst Rx was selected by the H.E.R.E.I.U. Welfare Funds to provide pharmacy benefit management services effective June 1, 2006. The agreement expands Catalyst Rx’s pharmacy benefit management services in a number of key markets. The largest concentrations of Welfare Fund participants are in Las Vegas, Chicago, New York and Atlantic City.

H.E.R.E.I.U. is a multi-employer Taft-Hartley Fund representing over 225,000 participants across the country. “The Fund was looking for a Pharmacy Benefit Management company with a differentiated approach in the marketplace and we believe that Catalyst Rx will best fulfill the needs of our organization,” stated Bill Ward, Chief Executive Officer of the H.E.R.E.I.U. Welfare Fund. The terms of the arrangement are subject to final contract execution.

“The Fund’s selection of Catalyst Rx reflects continued success in our efforts to provide clients with both heightened performance accountability and innovative solutions to managing prescription benefits,” said David T. Blair, Chief Executive Officer of HealthExtras. HealthExtras will provide an update on these and other corporate developments in conjunction with its next quarterly conference call now scheduled for April 26, 2006.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc. is a full-service pharmacy management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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